Exhibit 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Fourth Quarter and Full Year 2009 Results
MIDDLEFIELD, OHIO, January 25, 2010 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN), parent of The Middlefield Banking Company and Emerald Bank, today announced the following results for the period ended December 31, 2009.
•	Total assets increased $90.8 million, or 19.4%, from December 31, 2008
•	Net interest income in a year-to-year comparison grew $2.3 million or 19.1%
•	Total deposits stood at $487.1 million, an increase of 23.4% from year-end 2008
•	Net loans grew $30.6 million during the year, ending up 9.6%
•	Diluted earnings per common share for the year were $1.15.
The company reported that earnings for the fourth quarter ended December 31, 2009, were $504,000 compared to earnings of $390,000 for the same period in the prior year. During the 2009 period, net interest income increased $898,000. This was offset by a $332,000 higher provision for loan losses, and an increase in other total non-interest expense of $774,000. Non-interest income during the fourth quarter of 2009 was $447,000 above that reported in the same period of 2008, during which an other-than-temporary impairment on securities of $379,000 was recorded.
For the year, net income was $1,781,000, which was below the $2,615,000 reported for 2008. An increase in net interest margin of $2,288,000 over 2008, was offset by an increase in the provision for loan losses of $1,735,000 and an increase in total non-interest expense of $2,289,000.
Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the quarter were 5.42% and 0.37%, respectively, compared with 5.02% and 0.34% for the fourth quarter of 2008. ROE and ROA were 4.90% and 0.36%, respectively, for the twelve-month period of 2009. Comparable results for the 2008 twelve-month period were 7.91% and 0.58%, respectively.

“We are pleased to report positive earnings for the quarter and full year periods,” stated Thomas G. Caldwell, President and Chief Executive Officer, “We have seen continued improvement in our net interest margin. However, our focus remains keen on successfully resolving our asset quality issues. Throughout the credit crisis, we have continued to maintain a well capitalized status. Retaining the financial strength of our company is a fundamental key to our future.”
“As we reported earlier, the credit quality issues at Emerald Bank, as well as prudent management, led us to greatly increase our allowance for loan losses during 2009. We have also moved a good portion of Emerald Bank’s nonperforming assets into a new credit resolution subsidiary of Middlefield Banc Corp. These actions are permitting the new management team at Emerald Bank to maximize their effort to drive growth and profitability with that affiliate. Meanwhile, our Middlefield affiliate has experienced one of the most profitable performances in the bank’s 108 year history.”
Asset Quality
The provision for loan losses for the three and twelve month periods ended December 31, 2009 increased 132% and 285% to $583,000 and $2,343,000 compared to the $251,000 and $608,000, respectively, for the comparable periods of 2008. “The performance of our company is tied to the economy of the State of Ohio. Our asset quality numbers reflect the continued environment of sustained economic weakness, including continued high unemployment, increased levels of under-employment, and lower real estate values,” said Donald L. Stacy, Chief Financial Officer of Middlefield Banc Corp. “In our northeastern Ohio markets, credit issues are tied to owner occupied residential properties. In contrast, our central Ohio market is reporting delinquencies tied to non-owner occupied residential properties.”
Stacy continued, “We believe that it is prudent, in light of these on-going economic issues and heightened regulatory scrutiny, to operate with higher levels of general loan loss reserves. During 2010, we will continue to provide a higher than historic level of provision to address credit quality issues.”
The following table summarizes asset quality and reserve coverage ratios as of the end of the last five quarters.

	Asset Quality History
	(dollars in thousands)
	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
Nonperforming loans	$16,285	$14,368	$14,023	$13,370	$8,481
Real estate owned	2,164	1,775	1,967	1,331	1,106
Nonperforming assets	$18,449	$16,143	$15,991	$14,701	$9,587
Allowance for loan losses	$4,937	$4,422	$3,668	$3,621	$3,557
Ratios:
Nonperforming loans to total loans	4.61%	4.15%	4.18%	4.16%	2.64%
Nonperforming assets to total assets	3.30%	3.12%	3.33%	3.14%	2.11%
Allowance for loan losses to total loans	1.40%	1.28%	1.09%	1.13%	1.11%
Allowance for loan losses to nonperforming loans	30.31%	30.78%	26.16%	27.08%	41.94%

The increased loan loss provision, which has significantly outpaced loan charge-offs, has substantially strengthened the allowance for loan losses. The ratio of the allowance for loan losses to total loans increased to 1.40% of total loans at December 31, 2009 compared to the 1.28% reported at September 30, 2009 and 1.11% at December 31, 2008.
During the fourth quarter of 2009, the company created a new entity, EMORECO, Inc., which is designed to aid in troubled asset resolution. During November 2009, EMORECO purchased $4.2 million of non-performing assets from Emerald Bank.
Net Interest Income
Net interest income for the fourth quarter of 2009 increased $898,000, or 30.0%, to $3,897,000 compared to $2,999,000 in the fourth quarter of 2008. The net interest margin increased 29 basis points to 3.28% compared to the 2.99% reported for the year-ago quarter. Net interest income for the year 2009 increased by $2,288,000, or 19.1%, to $14.268,000 compared to the $11,980,000 for the full year of 2008. The net interest margin for 2009 stood at 3.30%, a 24 basis point increase from the 3.06% reported for 2008.
The improvement in net interest income reflects strong core deposit growth and the implementation of new pricing strategies. Total deposits at December 31, 2009 stood at $487.1 million, representing an increase of 23.4% from the year-end 2008 figure. Savings account deposits accounted for growth of $38.4 million, with Money Market deposits more than doubled to $56.5 million.
Non-Interest Income and Operating Expenses
Non-interest income was up for both the three and twelve month periods. Service charges on deposit accounts decreased $40,500 for the three months of 2009 compared to 2008, and $17,000 for the twelve-month period. Earnings on bank-owned life insurance were lower, reflective of the current interest rate environment. During 2008, the company recognized a charge for other-than-temporary impairment on securities of $376,000. A similar charge, in the amount of $88,000, was recognized in 2009.
Operating expenses increased by 27.9%, or $774,000 for the quarter and $2,289,000, or 21.6% for 2009 over comparable periods of 2008. Expense increases in salaries and employee benefits, occupancy expense, and data processing costs are all directly related to the growth of the company. The Middlefield Banking Company opened its Cortland office in June 2008, while Emerald Bank acquired an office in Westerville in November 2008. Both of these actions, while expanding the company’s footprint, contributed to the higher expense levels. The premium for FDIC insurance increased 290% in the fourth quarter of 2009 over the same period of 2008 and 277% for the twelve-month period of 2009 over 2008. Loss on other real estate of $432,000 contributed to the $591,000 increase in other operating expenses for the year.
Balance Sheet Growth
The company’s total assets ended 2009 at $558.7 million, an increase of 19.4% over the $467.8 million in total assets reported at December 31, 2008. Net loans at December 31, 2009, were $348.7 million, up $30.6 million, or 9.6%, over the $318.0 million reported at December 31, 2008. Total deposits at year-end 2009, were $487.1 million, or 23.4% greater than the deposit level of $394.8 million at December 31, 2008.

The investment portfolio, which is entirely classified as available for sale, stood at $136.7 million at December 31, 2009. This figure represented growth within that portfolio of $32.4 million during the year. Stockholders’ equity at December 31 2009 was $36.7 million, or 6.57% of total assets. Book value per share as of December 31, 2009 was $23.46.
Dividends
During 2009, Middlefield paid cash dividends of $1.04 per share. This represents only a slight increase over the $1.03 per share paid during 2008.
Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $558.7 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
December 31, 2009 and December 31, 2008

	(unaudited)
	December 31,	December 31,
Balance Sheet as of	2009	2008
Assets
Cash and due from banks	$12,908,859	$9,795,248
Federal funds sold	28,122,892	7,548,000
Interest-bearing deposits in other institutions	120,885	112,215

Cash and cash equivalents	41,152,636	17,455,463
Investment securities available for sale	136,711,100	104,270,366
Loans:	353,596,712	321,575,293
Less: allowance for loan losses	4,936,575	3,556,763

Net loans	348,660,137	318,018,530
Premises and equipment	8,394,369	8,448,915
Goodwill	4,558,687	4,558,687
Bank-owned life insurance	7,706,476	7,440,687
Accrued interest receivable and other assets	11,474,364	7,654,287

Total Assets	$558,657,769	467,846,935

	December 31,	December 31,
	2009	2008
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$44,386,654	$42,357,154
Interest bearing demand deposits	38,111,042	26,404,660
Money market accounts	56,451,504	27,845,438
Savings deposits	107,358,352	68,968,844
Time deposits	240,798,732	229,243,506

Total Deposits	487,106,284	394,819,602
Short-term borrowings	1,099,555	1,886,253
Other borrowings	31,564,508	33,903,019
Other liabilities	2,180,150	2,178,813

Total Liabilities	521,950,498	432,787,687

Common equity	27,919,228	27,301,403
Retained earnings	14,959,428	14,786,353
Accumulated other comprehensive income (loss)	562,222	(294,901)
Treasury stock	(6,733,607)	(6,733,607)

Total Stockholders’ Equity	36,707,271	35,059,248

Total Liabilities and Stockholders’ Equity	$558,657,769	$467,846,935

MIDDLEFIELD BANC CORP. Consolidated Selected Financial Highlights
December 31, 2009 and December 31, 2008

	(unaudited)		(unaudited)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
Income Statement	2009	2008	2009	2008
INTEREST INCOME
Interest and fees on loans	$5,191,325	$5,152,742	$20,270,987	$21,426,372
Interest-bearing deposits in other institutions	2,761	1,678	14,561	12,468
Federal funds sold	9,580	10,637	20,557	135,104
Investment securities
Taxable interest	1,041,252	744,592	3,794,149	2,538,237
Tax-exempt interest	506,905	450,093	1,881,752	1,810,319
Dividends on FHLB Stock	21,964	26,786	68,575	115,313

Total interest income	6,773,787	6,386,528	26,050,581	26,037,812
INTEREST EXPENSE
Deposits	2,520,035	2,970,545	10,296,404	12,352,211
Short term borrowings	5,440	11,291	20,601	46,084
Other borrowings	216,396	271,491	932,109	1,120,491
Trust preferred securities	134,524	134,298	533,711	539,298

Total interest expense	2,876,395	3,387,625	11,782,825	14,058,084

NET INTEREST INCOME	3,897,392	2,998,903	14,267,756	11,979,728
Provision for loan losses	583,000	251,000	2,343,000	608,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,314,392	2,747,903	11,924,756	11,371,728

NONINTEREST INCOME
Service charges on deposits	510,818	470,270	1,905,130	1,888,059
Net securities gains (losses)	(14,323)	(378,557)	(14,323)	(344,049)
Earnings on bank-owned life insurance	68,744	69,507	265,788	287,305
Other income	152,910	110,371	511,685	395,191

Total non-interest income	718,149	271,591	2,668,280	2,226,506
NONINTEREST EXPENSE
Salaries and employee benefits	1,634,267	1,268,472	5,938,239	4,911,671
Occupancy expense	236,887	242,020	928,425	885,904
Equipment expense	83,700	103,270	508,875	539,040
Data processing costs	224,628	212,132	916,990	803,230
Ohio state franchise tax	123,300	117,000	493,200	468,000
FDIC assessment	178,060	45,692	707,328	187,866
Other operating expense	1,065,046	783,229	3,391,567	2,800,642

Total non-interest expense	3,545,888	2,771,815	12,884,624	10,596,352

Income before income taxes	486,653	247,679	1,708,412	3,001,882
Provision (benefit) for income taxes	(17,000)	(142,727)	(72,574)	387,003

NET INCOME	$503,653	$390,406	$1,780,986	$2,614,879

Per common share data
Net income per common share — basic	$0.32	$0.26	$1.15	$1.72
Net income per common share — diluted	$0.32	$0.25	$1.15	$1.69
Dividends declared	$0.26	$0.26	$1.04	$1.03
Book value per share(period end)	$23.46	$22.83	$23.46	$22.83
Tangible book value per share (period end)	$20.55	$18.97	$20.55	$18.97
Dividend payout ratio	80.40%	102.04%	90.28%	60.25%
Average shares outstanding — basic	1,558,132	1,530,686	1,547,239	1,532,973
Average shares outstanding — diluted	1,558,132	1,533,292	1,547,979	1,546,413
Period ending shares outstanding	1,564,582	1,535,851	1,564,582	1,535,851

Selected ratios
Return on average assets	0.37%	0.34%	0.36%	0.58%
Return on average equity	5.42%	5.02%	4.90%	7.91%
Yield on earning assets	5.56%	6.12%	5.85%	6.40%
Cost of interest bearing liabilities	2.50%	3.52%	2.84%	3.77%
Net interest spread	3.06%	2.60%	3.01%	2.63%
Net interest margin	3.28%	2.99%	3.30%	3.06%
Efficiency (1)	72.71%	80.96%	71.96%	71.50%
Equity to assets at period end	6.57%	7.49%	6.57%	7.49%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	December 31,	December 31,
Asset quality data	2009	2008

Non-accrual loans	$14,519,026	$6,254,748
90 day past due and accruing	1,766,438	2,226,632

Non-performing loans	16,285,463	8,481,380
Other real estate owned	2,164,455	1,106,282

Non-performing assets	$18,449,918	$9,587,662

Allowance for loan losses	$4,936,575	$3,556,763
Allowance for loan losses/total loans	1.40%	1.11%
Net charge-offs:
Quarter-to-date	$68,675	$308,513
Year-to-date	963,188	350,513
Net charge-offs to average loans
Quarter-to-date	0.02%	0.10%
Year-to-date	0.29%	0.11%
Non-performing loans/total loans	4.61%	2.64%
Allowance for loan losses/non-performing loans	30.31%	41.94%
Non-performing assets/total assets	3.30%	2.05%